                                                                      EXHIBIT 11


                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                 FOR THE FOUR QUARTERS ENDED DECEMBER 31, 1996
                     (In thousands, except per share data)


Net income (loss) per                                                             Year Ended
 consolidated statement             First     Second      Third      Fourth      December 31,
 of operations:                    Quarter    Quarter    Quarter     Quarter         1996
                                   -------    -------    -------     -------     -----------
 Continuing operations              $(4,212)   $(1,754)   $(3,133)   $(25,176)    $(34,275)
 Discontinued operations            $   ---    $ 3,969    $   ---    $ (3,413)    $    556
                                    -------    -------   --------    --------     ----------
 Total                              $(4,212)   $ 2,215    $(3,133)   $(28,589)    $(33,719)

Avg. common shares                   18,722     18,659     19,582      20,288       19,133

Earnings per share before
consideration of adjustments:
 Continuing operations              $ (0.22)   $ (0.09)   $ (0.16)   $  (1.24)    $  (1.79)
 Discontinued operations            $  ---     $  0.21    $   ---    $  (0.17)    $   0.03
                                    --------   -------    -------    ---------    ----------
                                    $ (0.22)   $  0.12    $ (0.16)   $  (1.41)    $  (1.76)

Adjustments for purposes of
calculating earnings per share:

Adjusted common shares                                     18,820

5% Preferred Stock dividends
paid and accrued                                          $   475    $    810     $  1,285

5% Preferred Stock convertible
to market at a 10% discount (1)                           $ 3,890    $  7,780     $ 11,670

Earnings per share:
 Continuing operations              $ (0.22)   $ (0.09)   $ (0.40)   $  (1.66)    $  (2.47)
 Discontinued operations            $   ---    $  0.21    $   ---    $  (0.17)    $   0.03
                                    --------   --------   --------    ---------   ---------
                                    $ (0.22)   $  0.12    $ (0.40)   $  (1.83)    $  (2.44)

__________________________

  (1) Pursuant to a new position taken by the Securities and Exchange Commission staff (the "Staff"), effective March 13,1997, on accounting for preferred stock which is convertible at a discount to market, this schedule reflects the Staff's position that the 10% discount available to holders of the Company's 5% Convertible Preferred Stock shall be incorporated in the calculation of earnings per share.